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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING


(Check One):  [X] Form 10-K and Form 10-KSB [_] Form 20-F  [_] Form 11-K
                  [_] Form 10-Q and Form 10-QSB [_] Form N-SAR
                                                            --------------------
     For Period Ended:       September 30, 1997             | SEC FILE NUMBER  |
                      ------------------------------------  |     0-19674      |
     [_]  Transition Report on Form 10-K                    --------------------
     [_]  Transition Report on Form 20-F                    --------------------
     [_]  Transition Report on Form 11-K                    |   CUSIP NUMBER   |
     [_]  Transition Report on Form 10-Q                    |    871660-10-6   |
     [_]  Transition Report on Form N-SAR                   --------------------

     For the Transition Period Ended:
                                     -------------------------------------------

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Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I--REGISTRANT INFORMATION

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Full Name of Registrant

SYQUEST TECHNOLOGY, INC.
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Address of Principal Executive Office (Street and Number)

47071 BAYSIDE PARKWAY, FREMONT, CA  94538
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City, State and Zip Code
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PART II--RULES 12b-25(b) AND (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) [paragraph 23,047], the following should be completed. (Check box if appropriate)

       (a)  The reasons described in reasonable detail in Part III of this form
    |       could not be eliminated without unreasonable effort or expense;
    |  (b)  The subject annual report, semi-annual report, transition report
    |       on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will
    |       be filed on or before the fifteenth calendar day following the
    |       prescribed due date; or the subject quarterly report or transition
    |       report on Form 10-Q, or portion thereof will be filed on or before
    |       the fifth calendar day following the prescribed due date; and
    |  (c)  The accountant's statement or other exhibit required by
            Rule 12b-25(c) has been attached if applicable.
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PART III -- NARRATIVE

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State below in reasonable detail the reasons why the Form 10-K and 10-KSB, 20-F,
11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

        THE REGISTRANT HAS BEEN UNABLE TO COMPLETE CERTAIN PORTIONS OF ITS FINANCIAL STATEMENTS IN A TIMELY MANNER TO PERMIT ITS FORM 10-K TO BE FILED. THE NECESSARY INFORMATION IS PRESENTLY BEING COMPLETED AND DELIVERED TO THE REGISTRANT'S INDEPENDENT AUDITORS, AND REGISTRANT EXPECTS TO FILE ITS FORM 10-K BY DECEMBER 31, 1997, BUT IN NO EVENT LATER THAN THE FIFTEENTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE.

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PART IV -- OTHER INFORMATION

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        (1)  Name and telephone number of person to contact in regard to this notification:

        STEVEN Q. GASSER, ESQ., SHARTSIS, FRIESE & GINSBURG LLP   (415) 421-6500
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             (Name)                                (Area Code)(Telephone Number)

        (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                [X] Yes       [_] No

        (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion therof?
                                                [_] Yes       [X] No

        If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                       SYQUEST TECHNOLOGY, INC.
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               (Name of Registrant as specified in charter)
has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  DECEMBER 30, 1997    By: /s/ Bob C. Corey
       -----------------        ------------------------------------------------
                                    Bob C. Corey, Chief Financial Officer